Ernst & Young LLP Tel: +1 801 350 3300 Suite 1800 Fax: +1 801 350 3456 15 West South Temple ey.com Salt Lake City, UT 84101 November 29, 2018 Securities and Exchange Commission 100 F Street, N.E. Washington, DC 20549 Ladies and Gentlemen: We have read Item 4.01 of Form 1-U dated November 29, 2018, of Cottonwood Multifamily REIT I, Inc. and are in agreement with the statements contained in the second, third, fourth and fifth paragraphs on page 1 therein. We have no basis to agree or disagree with other statements of the registrant contained therein. A member firm of Ernst & Young Global Limited